Exhibit C

October 5, 2012

FMS Wertmanagement,
Prinzregentenstrasse 56,
80538 Munich,
Federal Republic of Germany.

Ladies and Gentlemen,

In connection with the filing of a registration statement (the “Registration Statement”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), relating to debt securities (the “Securities”) to be issued by FMS Wertmanagement (“FMS-WM”), we, as special United States counsel, have examined such documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, assuming that the Securities have been duly and validly authorized, the Securities will, when the Registration Statement has become effective under the Securities Act and the Securities have been issued in accordance with the fiscal agency agreement between FMS-WM and the fiscal agent to be appointed by FMS-WM, substantially in the form as filed as Exhibit D to the Registration Statement, and delivered against payment in accordance with the underwriting agreement, substantially in the form as filed as Exhibit E to the Registration Statement, between FMS-WM and the underwriters to be appointed by FMS-WM, be validly issued and constitute valid and legally binding obligations of FMS-WM.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP